UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 6, 2007

ASPEN TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24786	04-2739697
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ten Canal Park, Cambridge MA		02141
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 949-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.    Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or  Completed Interim Review.

On June 11, 2007, Aspen Technology, Inc. (“we”, “our”, or the “Company”) announced that, in connection with a recent review of our financial statements, errors have been identified related to the accounting for sales of customer installment receivables to financial institutions or unconsolidated special purpose entities (our “receivable sale facilities”).  The sale of our installment receivables is designed to meet “true sale” criteria for legal and accounting purposes and these transactions have historically been accounted for as a sale of assets for accounting purposes and not a borrowing.  The sold installment receivables serve as collateral under the receivable sales facilities and limited recourse exists against the Company in the event that the underlying customer does not pay.  As further described below, the Company should have recorded the sold assets and an offsetting obligation in our consolidated balance sheet upon subsequently regaining control of these assets for accounting purposes.

The Company regained control when we engaged in new transactions with our customers to license additional software that consolidated the remaining balance of the installment receivable previously sold with a new installment receivable.  We sometimes enter into these agreements when we sell additional software or extend the terms of license arrangements.  Some arrangements allowed for this recourse, subject to a limit, which was exceeded.  Other receivable sale transactions did not allow for this method of consolidation.  Accordingly, the amount and/or method of consolidation of these receivables resulted in the loss of the legal isolation of the assets from the Company, which is one of the requirements to achieve sale accounting treatment under Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No. 140”).  Under SFAS No. 140, regaining control for accounting purposes is accounted for in the same manner as a purchase of the assets in exchange for liabilities assumed.  Accordingly, the Company must record the sold installment receivables and an offsetting liability at fair value on the date of the change in control for accounting purposes.  We believe that we regained control related to certain installment receivables included in the receivable sales facilities at various dates depending on the level of the repurchase of certain of the sold installment receivables.  This accounting conclusion does not alter the arrangements with our customers and we do not believe that it changed our relationship with the financial institutions.

While sale accounting treatment was appropriate at the inception of the transactions prior to losing the legal isolation of the assets, our historical financial statements have not reflected these sold assets or the collateralized debt in our financial statements on the date that we regained control of these assets.  As the amount of such assets and the obligation is material to our financial statements, our previously issued financial statements as of June 30, 2005 and 2006 and for each of the three years in the period ended June 30, 2006 and related reports of our independent registered public accounting firm for such periods should not be relied upon.  In addition, our quarterly filings on Form 10-Q within these years and for each of the quarters ended September 30, 2006, December 31, 2006 and March 31, 2007 should not be relied upon.

The Company is working to finalize the dates and amounts of transferred assets for which we have regained control for accounting purposes.  Based on available information, the fair value of the sold receivables and related obligation supported by this collateral at June 30, 2005 and 2006, and March 31, 2007 was approximately $70 million, $80 million, and over $200 million, respectively.  The fair value of the receivables and liabilities related to the collateralized obligation will be recognized in the Company’s balance sheet at these dates.  After the Company regains control for accounting purposes, the Company would recognize interest income and interest expense related to these receivables and the collateralized borrowing in the statement of operations.

Because the review of the accounting for these transactions is ongoing, these estimates are subject to change, and such changes could be material.

The Company and the audit committee of our board of directors has discussed, and continues to discuss, with Deloitte & Touche LLP, our independent registered public accounting firm, the matters disclosed in this Item 4.02.

Item 9.01.  Financial Statements and Exhibits

        (d) Exhibits

      99.1  Press release issued by Aspen Technology, Inc. on June 11, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN TECHNOLOGY, INC.

Date: June 11, 2007	By:	/s/ Bradley T. Miller
Bradley T. Miller Senior Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Aspen Technology, Inc. on June 11, 2007.